Filed Pursuant to Rule 424(b)(3)

Registration No. 333-35026-14

SUPPLEMENT

To Prospectus Supplement dated April 26, 2001

$326,355,980 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2001-7A

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

Master Servicer

On April 30, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-7A (the “Certificates”) were issued in an original aggregate principal amount of approximately $326,355,980.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of April 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-7A
Statement to Certificateholders November 25, 2003

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE
A1 A2 A3 A6 B1 B2 B3 B4 B5 B6 R	151,536,000.00 61,427,000.00 100,000,000.00 141,880.00 7,454,000.00 3,313,000.00 2,484,000.00 2,319,000.00 1,325,000.00 1,328,753.00 100.00	0.00 30,772,827.26 14,460,308.31 10,733.23 7,359,639.42 3,271,060.56 2,452,554.90 2,289,643.64 1,308,226.74 552,072.48 0.00	0.00 3,478,493.65 1,633,179.60 0.00 3,917.70 1,741.26 1,305.55 1,218.83 696.40 293.88 0.00	0.00 153,864.14 72,301.54 0.00 36,798.20 16,355.30 12,262.77 11,448.22 6,541.13 2,760.36 0.00	0.00 3,632,357.79 1,705,481.14 0.00 40,715.90 18,096.56 13,568.32 12,667.05 7,237.53 3,054.24 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 141,026.67 551,778.60 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	0.00 27,294,333.61 12,827,128.71 10,733.23 7,355,721.72 3,269,319.30 2,451,249.35 2,288,424.81 1,166,503.67 0.00 0.00
TOTALS	331,328,733.00	62,477,066.54	5,120,846.87	312,331.66	5,433,178.53	692,805.27	0.00	56,663,414.40

A4 A5	12,628,000.00 77,762,399.37	0.00 0.00	0.00 0.00	0.00 74,970.97	0.00 74,970.97	0.00 0.00	0.00 0.00	0.00 0.00

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE							PASS-THROUGH RATES
CLASS	CUSIP	BEGINNING PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	ENDING PRINCIPAL	CLASS	CURRENT PASS-THRU RATE
A1	86358RAA5	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	A1	5.500000%
A2	86358RAB3	500.96581731	56.62808944	2.50482915	59.13291859	444.33772787	A2	6.000000%
A3	86358RAC1	144.60308310	16.33179600	0.72301540	17.05481140	128.27128710	A3	6.000000%
A6	86358RAF4	75.65005639	0.00000000	0.00000000	0.00000000	75.65005639	A6	0.000000%
B1	86358RAG2	987.34094714	0.52558358	4.93670512	5.46228870	986.81536356	B1	6.000000%
B2	86358RAH0	987.34094778	0.52558406	4.93670389	5.46228796	986.81536372	B2	6.000000%
B3	86358RAJ6	987.34094203	0.52558374	4.93670290	5.46228663	986.81535829	B3	6.000000%
B4		987.34094006	0.52558430	4.93670548	5.46228978	986.81535576	B4	6.000000%
B5		987.34093585	0.52558491	4.93670189	5.46228679	880.38012830	B5	6.000000%
B6		415.48164332	0.22116977	2.07740641	2.29857618	0.00000000	B6	6.000000%
R	86358RAK3	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	6.000000%
TOTALS		188.56519317	15.45548683	0.94266397	16.39815081	171.01871572

A4	86358RAD9	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	A4	6.000000%
A5	86358RAE7	0.00000000	0.00000000	0.96410310	0.96410310	0.00000000	A5	6.000000%

Class  A5 balances and factors can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-7A
November 25, 2003

Beginning Class A5 Balance		14,994,193.31
Approximate Class A5 Ending Balance		13,278,800.93
A5 Factor		0.1707612039
Sec. 4.03(i)	Scheduled Principal Amounts	33,252.24
Sec. 4.03(i)	Unscheduled Principal Amounts	5,780,399.90
Sec. 4.03(iv)	Aggregate Advances	0.00
Sec. 4.03(v)	Ending Principal Balance	56,663,414.72
Sec. 4.03	Weighted Average Net Rate on the Mortgage Loans	7.438940%
Sec. 4.03(vii)	Current Period Realized Losses	692,805.27

Bankruptcy Losses	0.00
Fraud Losses	0.00
Special Hazard Losses	0.00
Bankruptcy Loss Amount	100,000.00
Fraud Loss Amount	0.00
Special Hazard Loss Amount	624,770.67
Servicing Fees	19,524.09
Sub-Servicing Fees (includes Retained Interest)	628.87
Trustee Fees	208.26

Sec. 4.03(ix)	Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group Totals
Category	Number	Principal Balance	Percentage
1 Month	3	1,321,328.63	2.33%
2 Month	0	0.00	0.0%
3 Month	1	812,633.20	1.43%
Total	4	2,133,961.83	3.76

Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure

Group Totals
Number	Principal Balance	Percentage
0	0.00	0.00%

Class A5 balances and factors can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-7A
November 25, 2003

Sec. 4.03(x)	Number and Aggregate Principal Amounts of REO Loans

Group Totals
Number	Principal Balance	Percentage
2	977,568.01	1.73%

Class A5 balances and factors can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-7A
November 25, 2003

Sec. 4.03(viii)	Aggregate Outstanding Interest Shortfalls Class a1 shortfall	0.00
	Class a2 shortfall	0.00
	Class a3 shortfall	0.00
	Class a4 shortfall	0.00
	Class a5 shortfall	0.00
	Class b1 shortfall	0.00
	Class b2 shortfall	0.00
	Class b3 shortfall	0.00
	Class b4 shortfall	0.00
	Class b5 shortfall	0.00
	Class b6 shortfall	0.00
	Class r shortfall	0.00
Sec. 4.03(viv)	Aggregate Outstanding Prepayment Interest Shortfalls
	Class a1 shortfall	0.00
	Class a2 shortfall	0.00
	Class a3 shortfall	0.00
	Class a4 shortfall	0.00
	Class a5 shortfall	0.00
	Class b1 shortfall	0.00
	Class b2 shortfall	0.00
	Class b3 shortfall	0.00
	Class b4 shortfall	0.00
	Class b5 shortfall	0.00
	Class b6 shortfall	0.00
	Class r shortfall	0.00

Class A5 balances and factors can be found on Page Two